EXHIBIT 99.1

Whitestone REIT Announces Second Quarter Dividend and Date of Annual Shareholder Meeting

HOUSTON, Feb. 21, 2011 (GLOBE NEWSWIRE) -- The Board of Trustees of Whitestone REIT (NYSE Amex:WSR) ("Whitestone"), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it authorized its quarterly cash dividend of $0.285 per Class A and Class B common share and Operating Partnership ("OP") unit. The dividend is unchanged from the previous three quarters.

Whitestone declares quarterly distributions to holders of its common shares and OP units, which are payable monthly in three installments of $0.095 per Class A and Class B common share and OP unit. The record and payment dates for the second quarter 2011 period are shown in the following table:

Month	Record Date	Payment Date
April	3/31/2011	4/7/2011
May	4/29/2011	5/6/2011
June	5/31/2011	6/7/2011

Annual Meeting of Shareholders Scheduled for May 10th

Additionally, Whitestone announced that its Annual Meeting of Shareholders will be held on Tuesday, May 10, 2011. The board of trustees established the close of business on March 21, 2011 as the record date for determining stockholders entitled to receive notice of and vote at the meeting. The meeting will begin at 10:00 a.m. Central Time and will take place at the Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas.

About Whitestone REIT

Whitestone REIT (NYSE Amex:WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its 792 tenants comprise less than 2% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT: Anne Gregory, Vice President Marketing & Investor Relations
         (713) 435 2221 ir@whitestonereit.com